Consent of Independent Certified Public Accountants


We hereby consent to the incorporation by reference in the prospectus constituting a part of this registration statement of our report (which contains an explanatory paragraph regarding Cytomatrix, LLC's ability to continue as a going concern) dated June 23, 2000, relating to the financial statements of Cytomatrix, LLC for the year ended December 31, 1999 and for the cumulative period from May 31, 1996 (date of inception) to December 31, 1999.

We also consent to the reference to us under the caption "Experts" in the prospectus.



/s/ BDO Seidman, LLP
Boston Massachusetts
July 26, 2001